EX-34.2
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PricewaterhouseCoopers LLP
PricewaterhouseCoopers Center
300 Madison Avenue
New York, NY 10017
Telephone (646) 471 3000
Facsimile (813) 286 6000

Report of Independent Registered Public Accounting Firm



To the Board of Directors of Equity One, Inc. and
Popular Mortgage Servicing, Inc. (wholly-owned subsidiaries of
Popular Financial Holdings, Inc.):

We have examined Equity One, Inc.'s and Popular Mortgage Servicing, Inc.'s (together, the Company) compliance with the servicing criteria set forth In
Item 1122(d) of the Securities and Exchange Commission's Regulation AB for the 2006 and 2007 asset backed securities of residential mortgage loans transactions (the Platform) described in the accompanying Appendix A to Management's Report on Assessment of Compliance with Applicable Servicing Criteria as of and for the year ended December 31, 2007, excluding criteria 1122(d)(1)(iii) and 1122(d)(4)(xv), which the Company has determined are not applicable to the servicing activities performed by them with respect to the Platform. As described in management's assertion, for servicing criteria 1122(d)(2)(i), 1122(d)(4)(i), 1122(d)(4)(ii), and 1122(d)(4)(xi), the Company
has engaged various vendors to perform the activities required by these servicing criteria. The Company has determined that these vendors are not considered "servicers" as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by Interpretation
17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations ("Interpretation 17.06"). As permitted by Interpretation 17.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors activities comply in all material respects with the servicing criteria applicable to each vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Company's determination of its eligibility to use Interpretation 17.06. Appendix A to management's assertion identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. Management is responsible for the Company's compliance with the servicing criteria. Our responsibility is to express an opinion on the Company's compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.


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Our examination disclosed the following material noncompliance with the servicing criteria set forth in Item 1122(d)(4)(xiv) of Regulation AB applicable to the Company during the year ended December 31, 2007. Specifically, certain mortgage loans were charged off prior to the timeframes which are contractually allowed within the applicable servicing agreement.

In our opinion, except for the material noncompliance described in the preceding paragraph, Equity One, Inc. and Popular Mortgage Servicing, Inc. complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2007, for the 2006 and 2007 asset backed securities of residential mortgage loans transactions, in all material respects.


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
March 14, 2008


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